Exhibit 10.1

TRANSITIONAL SERVICES AGREEMENT

This Transitional Services Agreement (the “Agreement”) is entered into this 27th day of December, 2013, by and between Darling International Inc., a Delaware corporation (the “Company”), and John O. Muse (“Employee”).

Statement of Purpose

The Company entered into a Sale and Purchase Agreement (the “Purchase Agreement”) dated October 5, 2013 with VION Holding N.V., a Dutch limited liability company (“Vion”), to acquire the shares (other than certain minority interests) of Vion Ingredients, a division of Vion. Employee currently serves as an executive officer of the Company as its Executive Vice President -- Chief Administrative Officer. In connection with the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), Employee will cease to be an executive officer of the Company and will remain a non-executive employee of the Company serving as its Chief Synergy Officer for a transitional services period through December 31, 2014. The purpose of this Agreement is to set forth the understanding of the parties with respect to such transitional services.

NOW, THEREFORE, in consideration for the Statement of Purpose and of the mutual covenants and agreements set forth herein, the Company and Employee do hereby agree as follows:

1.    Effective Date of Agreement; Termination of Termination Benefits Agreement. This Agreement shall become effective upon the Closing. Upon the Agreement becoming effective, the Amended and Restated Senior Executive Termination Benefits Agreement between the Company and Employee dated January 15, 2009, as amended (the “Termination Benefits Agreement”) shall automatically be canceled and terminated in its entirety. If the Closing does not occur, this Agreement shall be void ab initio and of no effect, and the Termination Benefits Agreement shall remain in effect in accordance with its terms.

2.    Transitional Services. Employee shall cease to serve as an executive officer of the Company effective as of the last day of the 2013 fiscal year, on December 28, 2013. During the period from December 29, 2013 through December 31, 2014 (the “Transitional Services Period”), Employee shall continue as a full-time employee of the Company in a non-executive capacity in the position of Chief Synergy Officer. In this position, Employee shall be responsible for coordinating the full integration of Vion Ingredients and shall report to the Chief Executive Officer of the Company. The position shall be based in the U.S., but Employee understands and agrees that the position is expected to require a significant amount of travel to Vion Ingredients’ headquarters in Son, Netherlands and other locations as required. Employee shall retire from the Company, and his employment with the Company and its subsidiaries and affiliates shall thereby terminate, effective at the close of business on December 31, 2014 (the “Retirement Date”).

3.    Compensation During Transitional Services Period.

(a)    Salary. Employee shall receive base salary for calendar year 2014 at the annual rate of $1,700,000 payable in accordance with the Company’s regular payroll practices; provided, however, that solely for purposes of any welfare benefit plans of the Company in which Employee participates or is eligible to participate that determines benefits based on Employee’s rate of base salary, Employee’s annual rate of base salary shall be treated as his base salary payable during the 2013 calendar year.

(b)    Annual and Long-Term Incentive Awards. Employee shall remain eligible for an annual cash incentive award and long term incentive awards for performance in 2013 under the Company’s annual and long-term incentive compensation programs applicable to the Company’s senior executives for 2013. Such annual and long-term incentive compensation awards for 2013 shall be payable or granted, as applicable, at the same time awards are payable or granted to other executive officers of the Company. In addition, Employee shall remain eligible to receive “Grant Three” under the 2010 Special Incentive Program to the extent applicable performance conditions are met during 2014. No other annual or long-term incentive compensation awards shall be payable or granted for services rendered by Employee during 2014.

(c)    Vesting of Long-Term Incentive Awards At Retirement Date. If Employee remains employed with the Company through the Retirement Date, all outstanding, unvested stock options and restricted stock awards shall become fully (100%) vested as of the Retirement Date. Vested stock options shall remain exercisable for such period following the Retirement Date as set forth in the applicable award agreement.

(d)    General Benefits. During his continued employment through the Retirement Date (or earlier termination of employment, if applicable), Employee shall continue to be entitled to participate in such life, disability, health and dental plans, and any other similar fringe benefits of the Company and to participate in any qualified retirement plans and any other benefits that are and have been generally made available to Employee and to similarly situated executives of the Company from time to time. Following the Retirement Date, Employee shall be eligible for COBRA continuation coverage in accordance with the terms of the applicable health plans of the Company in which he participates.

4.    Termination of Employment Before Retirement Date.

(a)    Death or Disability. If Employee’s employment with the Company terminates before the Retirement Date due to Employee’s death or Disability, then Employee (or Employee’s estate in case of death) shall be entitled to receive (i) any accrued but unpaid base salary under Section 3(a) above through the date of such termination of employment, (ii) un-reimbursed business expenses and accrued vacation pay owed to the Employee through the date of such termination of employment, and (iii) amounts arising pursuant to Employee’s participation in, or benefits under, any employee benefit plans, programs or arrangements, payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Entitlements”). In addition, all outstanding, unvested stock options and restricted stock awards shall become fully (100%) vested as of the date of such termination of employment. Vested stock options shall remain exercisable for such period following the date of such termination of employment as set forth in the applicable award agreement. For purposes of this Agreement “Disability” means that Employee shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge Employee’s duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period.

(b)    Termination for Cause; Resignation. If Employee’s employment with the Company terminates before the Retirement Date either by action of the Company for Cause or by Employee’s resignation for any reason, then Employee shall be entitled to receive the Accrued Entitlements. For purposes of this Agreement, “Cause” means termination of employment of Employee by the Company following (i) failure of Employee to render services to the Company in accordance with the reasonable directions of the Company’s Chief Executive Officer or Board of Directors, which failure shall continue after written notice from the Company, (ii) the commission by Employee of an act of fraud or dishonesty or of an act which he knew to be in material violation of his duties to the Company (including the unauthorized disclosure of confidential information) or (iii) following a felony conviction of Employee.

(c)    Termination Not for Cause. If Employee’s employment with the Company terminates before the Retirement Date by action of the Company other than for Cause, then:

(i)	Employee shall be entitled to receive the Accrued Entitlements;

(ii)
All outstanding, unvested stock options and restricted stock awards shall become fully (100%) vested as of the date of such termination of employment. Vested stock options shall remain exercisable for such period following the date of such termination of employment as set forth in the applicable award agreement;

(iii)	Employee shall continue to receive payment of base salary under Section 3(a) above through December 31, 2014 in accordance with the Company’s regular payroll practices; and

(iv)
Employee’s participation (including dependent coverage) in any life, disability, health and dental plans, and any other similar fringe benefits of the Company (except business accident insurance and continued contributions to qualified retirement plans) shall be continued, or equivalent benefits provided by the Company, through December 31, 2014, to the extent allowed under the policies or agreements pursuant to which the Company obtains and provides such benefits;

provided, however, that the payments and benefits under clauses (ii), (iii) and (iv) above shall be provided only if Employee executes a general release (on the Company’s standard form) in favor of the Company pursuant to which Employee waives, effective as of the date of Employee’s termination of employment, any and all claims, known or unknown, relating to Employee’s employment by the Company or the termination thereof.

5.    Certain Obligations of Employee. In order to induce the Company to enter into this Agreement, Employee hereby agrees to the following obligations, which obligations of Employee shall be in addition to, and shall not limit, any other obligation of Employee to the Company with respect to the matters set forth herein or otherwise:

(a)     Nondisclosure. Employee hereby agrees that all documents, records, techniques, business secrets, price and route information, business strategy and other information, whether in electronic form, hardcopy or other format, which have come into his possession from time to time during his employment by the Company or which may come into his possession during his employment, shall be deemed to be confidential and proprietary to the Company and Employee further agrees to retain in confidence any confidential information known to him concerning the Company and its affiliates and their respective businesses, unless such information (i) is publicly disclosed by the Company or (ii) is required to be disclosed by valid legal process; provided, however, that prior to any such disclosure, if reasonably practicable, Employee must first notify the Company and cooperate with the Company (at the Company’s expense) in seeking a protective order.

(b)     Return of Property. Employee agrees that, upon termination of Employee’s employment with the Company for any reason, Employee will return to the Company, in good condition, all property of the Company and any of its affiliates, including without limitation, keys; building access cards; computers; cellular telephones; automobiles; the originals and all copies (in whatever format) of all management, training, marketing, pricing, strategic, routing and selling materials; promotional materials; other training and instructional materials; financial information; vendor, owner, manager and product information; customer lists; other customer information; and all other selling, service and trade information and equipment. If such items are not returned, the Company will have the right to charge Employee for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(c)     Nonsolicitation. During the period of employment with the Company and for a period of 12 months thereafter, Employee will not, on Employee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, or otherwise act indirectly to hire or solicit or in any manner attempt to influence or induce any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, nor will Employee use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the employees of the Company or its affiliates.

(d)    Non-Competition. During the period of employment, and for a period of 24 months thereafter (the “Restricted Period”), Employee shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any city, state, or part thereof in the United

States, Canada, Mexico, The Netherlands or any other country where the Company engages in business (the “Restricted Territory”) in a business that is similar to that in which the Company is engaged in the Restricted Territory or part thereof or continues to solicit customers or potential customers therein; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any entity if Employee (i) is not a controlling person of, or a member of a group which controls, such entity and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

(e)     Nondisparagement. Employee shall not, either during the period of employment or at any time thereafter, make statements, whether orally or in writing, concerning the Company, any of its directors, officers, employees or affiliates or any of its business strategies, policies or practices, that shall be in any way disparaging, derogatory or critical, or in any way harmful to the reputation of the Company, any such persons or entities or business strategies, policies or practices.

(f)    Cooperation. Employee agrees to cooperate, at the request and expense of the Company, in the prosecution and/or defense of any claim or litigation in which the Company or any affiliate is involved on the date of termination of employment or thereafter that includes subject matter as to which Employee has knowledge and/or expertise.

(g)    Damages. Notwithstanding anything in this Agreement to the contrary, if Employee breaches the covenants contained in this Section 5, the Company will have no further obligations to Employee under this Agreement or otherwise and may recover from Employee all such damages to which it may be entitled at law or in equity. In addition, Employee acknowledges that any such breach may result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, the Company may seek whatever relief it determines to be appropriate to protect the Company’s rights under this Agreement, including, without limitation, an injunction to prevent Employee from disclosing any trade secrets or confidential or proprietary information concerning the Company to any person or entity, to prevent any person or entity from receiving from Employee or using any such trade secrets or confidential or proprietary information and/or to prevent any person or entity from retaining or seeking to retain any other employees of the Company. Employee acknowledges good and sufficient consideration for the covenants of this Section 5.

6.    Miscellaneous.

(a)    Employment Taxes And Withholdings. Employee acknowledges and agrees that the Company shall withhold from the payments and benefits described in this Agreement all taxes, including income and employment taxes, required to be so deducted or withheld under applicable law.

(b)    Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(c)    Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Texas.

(d)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, executors and administrators.

(e)    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable. Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted and administered consistent with this intent.

(f)    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand, all as of the day and year first above written.

DARLING INTERNATIONAL INC.

By     /s/ Randall C. Stuewe
Name: Randall C. Stuewe
Title: Chief Executive Officer

“Company”

/s/ John O. Muse
John O. Muse

“Employee”